Exhibit 99.1

Media Contact	Investor Contact

Chris Muller	Pete Connoy

PAETEC	PAETEC

(585) 340-8218	(585) 340-2649

christopher.muller@paetec.com	peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Third Quarter 2009 Results

•	Third quarter revenue of $395.7 million, a $500 thousand sequential increase over second quarter 2009 revenue

•	Third quarter adjusted EBITDA* of $64.2 million, an increase of 11.2% over third quarter 2008 and $700 thousand sequentially over second quarter 2009

•	27th consecutive quarter of positive free cash flow,* which increased by $200 thousand from second quarter 2009 to $36.5 million

•	$10.6 million reduction in loans outstanding under our credit facilities during third quarter 2009

FAIRPORT, N.Y. (November 5, 2009) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced third quarter 2009 financial and operating results. “PAETEC demonstrated strong operating and financial results in third quarter 2009 in a challenging environment,” said Arunas A. Chesonis, chairman and CEO. “Revenue, adjusted EBITDA, and free cash flow increased on a sequential basis for the third quarter 2009. We reduced debt under our credit facilities by $10.6 million and our cash position remains strong at $141.5 million at the end of third quarter 2009. We are making smart moves by using this slowdown in the economy to analyze processes to drive further cost savings and to strengthen our sales efforts, thus positioning PAETEC to be more efficient when growth accelerates.” Financial results for third quarter 2009 included the following:

•	Third quarter revenue of $395.7 million, which represented a 2.6% decrease from third quarter 2008 revenue of $406.1 million;

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, impairment charge, debt extinguishment and related costs, sales and use tax settlement, integration and separation costs, and gain on non-monetary transactions. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

•	Third quarter adjusted EBITDA of $64.2 million, which represented an 11.2% increase over third quarter 2008 adjusted EBITDA of $57.8 million;

•	Third quarter net loss of $6.5 million compared to third quarter 2008 net loss of $355.8 million;

•	Third quarter net cash provided by operating activities of $40.8 million compared to third quarter 2008 net cash provided by operating activities of $24.8 million;

•	A cash balance of $141.5 million at September 30, 2009; and

•	Voluntary repayment of $10.0 million of loans outstanding under PAETEC’s revolving credit facility.

Quarterly Results – Third Quarter 2009 Compared to Third Quarter 2008

Revenue

•

Total revenue of $395.7 million decreased 2.6% or $10.4 million for third quarter 2009 from third quarter 2008 primarily due to a decline in access revenue and non-core basic telephone service (“POTS”).

•

Core network services revenue grew 0.5% or $1.3 million year over year primarily due to a 10.1% increase in PAETEC’s data revenue, generated principally by sales of its Dynamic IP and MPLS VPN products.

•	Core carrier services revenue decreased 3.1% or $1.5 million for third quarter 2009 from third quarter 2008 due to lower usage-based revenue.

•	Integrated solutions revenue of $16.3 million increased 1.0% or $0.2 million over third quarter 2008 as a result of modest growth in both hardware and software sales.

Adjusted EBITDA and Margins

Adjusted EBITDA for third quarter 2009 increased 11.2% to $64.2 million over adjusted EBITDA of $57.8 million for third quarter 2008. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, improved to 16.2% for third quarter 2009 compared to 14.2% for third quarter 2008.

Cost of goods sold for third quarter 2009 decreased 4.3% or $8.8. Gross margin for third quarter 2009 increased to 50.8% from 49.9% for third quarter 2008 due in part to attrition of customers purchasing lower margin products and the positive effects of network grooming efforts.

Selling, general and administrative (“SG&A”) expenses, excluding stock-based compensation, decreased 5.3% or $7.7 million for third quarter 2009 from third quarter 2008 due to initiatives instituted by management over the past several quarters to better align costs more closely with revenue performance and expectations. As a percentage of total revenue, SG&A expenses, excluding stock-based compensation, were 34.6% for third quarter 2009 compared to 35.6% for third quarter 2008.

Net Loss

Net loss for third quarter 2009 was $6.5 million compared to net loss of $355.8 million for third quarter 2008. The net loss for third quarter 2008 primarily reflected a $340.0 million goodwill impairment charge and $3.8 million in integration and separation costs.

Interest expense for third quarter 2009 increased to $19.8 million from $18.2 million for third quarter 2008. The increase in interest expense was primarily due to higher weighted average interest rates following PAETEC’s issuance in June 2009 of its 8  7/8% senior secured notes due 2017 and application of the note proceeds to repay outstanding credit facility term loans.

Sequential Results - Third Quarter 2009 compared to Second Quarter 2009

Revenue

•	Total revenue for third quarter 2009 increased 0.1% or $0.5 million from second quarter 2009 revenue largely due to the strength in core network services revenue.

•	Core network service revenue increased 0.9% or $2.5 million, due to strong revenue growth including Dynamic IP and MPLS VPN products.

•	Core carrier service revenue for third quarter 2009 declined 6.0% or $2.9 million from the prior quarter as a result of lower usage-based revenue.

•	Integrated solutions revenue for third quarter 2009 increased 5.3% or $0.8 million over second quarter 2009.

Adjusted EBITDA and Margins

Adjusted EBITDA of $64.2 million for third quarter 2009 represented an increase of 1.1% over adjusted EBITDA of $63.5 million for second quarter 2009. Adjusted EBITDA margin was 16.2% for third quarter 2009 compared to 16.1% for second quarter 2009.

Third quarter 2009 cost of goods sold decreased 1.2% or $2.3 million from second quarter 2009. Gross margin increased to 50.8% from 50.2% in the second quarter 2009.

SG&A expenses, excluding stock-based compensation, increased 1.6% from second quarter 2009. As a percentage of total revenue, SG&A expenses, excluding stock-based compensation, increased to 34.6% from 34.1% for second quarter 2009. The increase in SG&A was primarily attributable to higher commission and salary expenses.

Net Loss

Net loss for third quarter 2009 decreased to $6.5 million from a net loss of $16.5 million for second quarter 2009. The net loss for second quarter 2009 primarily reflected one-time debt extinguishment and related costs of $10.3 million. Interest expense increased from $17.3 million in the second quarter 2009 to $19.8 million for third quarter 2009. The increase in interest expense was primarily due to higher weighted average interest rates following PAETEC’s issuance of its senior secured notes and application of the note proceeds to repay outstanding credit facility term loans.

Capital Expenditures

Capital expenditures for third quarter 2009 were $27.7 million, or 7.0% of total revenue, compared to $31.3 million, or 7.7% of total revenue, for third quarter 2008. Capital expenditures for third quarter 2009 were largely applied to investment in enhancements to PAETEC’s network.

Compared to second quarter 2009, capital expenditures for third quarter 2009 increased 2.0% from $27.2 million. Capital expenditures as a percentage of total revenue for second quarter 2009 were 6.9%.

Cash Flow and Liquidity

PAETEC had a quarter-end cash balance of $141.5 million compared to a second quarter 2009 quarter-end cash balance of $139.7 million, primarily as a result of higher operating cash flows that were partially offset by the early voluntary repayment of $10.0 million of loans outstanding under PAETEC’s revolving credit facility. Cash flow provided by operations increased to $40.8 million in third quarter 2009 from $38.2 million in second quarter 2009. Free cash flow for third quarter 2009 was $36.5 million, which represented a 0.5% increase from second quarter 2009 and the 27th consecutive quarter of free cash flow generation.

Indebtedness

At September 30, 2009, PAETEC had $930.9 million in debt outstanding under its term loan credit facility, revolver, and senior notes.

At September 30, 2009, $240.9 million was outstanding under PAETEC’s senior credit facility term loans, which have a maturity date of February 28, 2013. In third quarter 2009, PAETEC made a scheduled quarterly principal payment of $0.6 million on the term loans. At the end of third quarter 2009, PAETEC was well within the sole financial maintenance covenant in its credit facility, which provides for a maximum permissible ratio of consolidated debt (defined as consolidated debt less cash on hand in excess of $20.0 million) to consolidated EBITDA (as defined) of 5.00:1.00.

At September 30, 2009, $40.0 million of PAETEC’s revolver remained drawn. The outstanding revolving loans have a maturity date of February 28, 2012.

At September 30, 2009, PAETEC had outstanding $350.0 million principal amount of 8 7/8% senior secured notes due 2017 and $300.0 million principal amount of 9.5% senior unsecured notes due 2015. The notes have no financial maintenance covenants.

Common Stock Repurchase Program

PAETEC repurchased a total of 299,900 shares of common stock for an aggregate cost of $780,628 or $2.60 average cost per share, in third quarter 2009. Since the inception of its stock repurchase program in August 2008, PAETEC has repurchased approximately 6.8 million shares of common stock for an aggregate price of approximately $14.5 million under the program.

Full Year 2009 Outlook

“We are pleased to reaffirm our full year 2009 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for the full year 2009 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2009 are as follows:

($ in millions)

Revenue	$1,575 to $1,585

Adjusted EBITDA	$245 to $255

Conference Call

As previously announced, PAETEC will host a conference call today at 8:30 a.m. ET to discuss third quarter results and full year 2009 guidance. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr. will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (866) 314-4483

International: (617) 213-8049

Passcode: 45125083

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2484118

Replay details are as follows:

Replay Dates: November 5, 2009, 11:30 a.m. ET through November 19, 2009

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 23306870

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2484118

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. The financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2009 constitutes “forward-looking statements” and reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2008 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2009	2009	2008	2009	2008
Revenue:
Network services revenue	$315,859	$312,946	$319,668	$945,881	$922,853
Carrier services revenue	63,536	66,781	70,305	199,066	199,928
Integrated solutions revenue	16,257	15,434	16,100	45,116	47,360

Total revenue	395,652	395,161	406,073	1,190,063	1,170,141
Cost of sales (exclusive of operating items shown separately below)	194,532	196,859	203,352	590,374	581,443
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	140,894	140,559	149,703	422,471	428,337
Impairment charge	-	-	340,000	-	340,000
Sales and use tax settlement	-	-	-	(1,200)	-
Integration and separation costs	-	-	3,800	-	7,225
Depreciation and amortization	46,374	46,159	53,357	138,746	145,543

Income (loss) from operations	13,852	11,584	(344,139)	39,672	(332,407)
Debt extinguishment and related costs	-	10,348	-	10,348	-
Other (income) expense, net	(156)	(337)	259	(928)	(265)
Interest expense	19,776	17,300	18,243	54,300	54,783

Loss before income taxes	(5,768)	(15,727)	(362,641)	(24,048)	(386,925)
Provision for (benefit from) income taxes	757	758	(6,853)	2,270	(13,463)

Net loss	$(6,525)	$(16,485)	$(355,788)	$(26,318)	$(373,462)

Net cash provided by operating activities				$90,142	$71,529
Net cash used in investing activities				$(84,218)	$(195,994)
Net cash (used in) provided by financing activities				$(28,923)	$84,032

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, impairment charge, debt extinguishment and related costs, sales and use tax settlement, integration and separation costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net (loss) income and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
Net loss	$(6,525)	$(16,485)	$(355,788)	$(26,318)	$(373,462)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	46,374	46,159	53,357	138,746	145,543
Interest expense, net of interest income	19,628	17,030	18,147	53,499	53,751
Provision for (benefit from) income taxes	757	758	(6,853)	2,270	(13,463)

EBITDA	60,234	47,462	(291,137)	168,197	(187,631)

Stock-based compensation	4,022	5,799	5,125	14,583	17,838
Impairment charge	-	-	340,000	-	340,000
Debt extinguishment and related costs	-	10,348	-	10,348	-
Sales and use tax settlement	-	-	-	(1,200)	-
Integration and separation costs	-	-	3,800	-	7,225
Gain on non-monetary transaction	(18)	(83)	-	(242)	-

Adjusted EBITDA	$64,238	$63,526	$57,788	$191,686	$177,432

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation to Expected Net Loss

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ended December 31,	Twelve Months Ended December 31,

	2009	2009
	Low End of Guidance	High End of Guidance
Expected net loss	$(48)	$(38)
Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	187	187
Interest expense, net of interest income	74	74
Provision for income taxes	4	4

Expected EBITDA	217	227

Stock-based compensation	19	19
Debt extinguishment and related costs	10	10
Sales and use tax settlement	(1)	(1)

Expected adjusted EBITDA	$245	$255

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

• free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

• free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC's results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Adjusted EBITDA (see previous page)	$64,238	$63,526	$57,788	$191,686	$177,432
Purchases of property and equipment	(27,737)	(27,192)	(31,344)	(84,914)	(87,425)

Free cash flow, as defined	36,501	36,334	26,444	106,772	90,007
Purchases of property and equipment	27,737	27,192	31,344	84,914	87,425
Interest expense, net of interest income	(19,628)	(17,030)	(18,147)	(53,499)	(53,751)
Other	(752)	(735)	167	(2,234)	515
Swap termination payment	-	(4,531)	-	(4,531)	-
Integration and separation costs	-	-	(3,800)	-	(7,225)
Amortization of debt issuance costs	584	513	514	1,610	1,548
Amortization of debt discount	495	274	273	1,043	732
Changes in operating assets and liabilities	(4,125)	(3,847)	(11,957)	(43,933)	(47,722)

Net cash provided by operating activities	$40,812	$38,170	$24,838	$90,142	$71,529

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of September 30, 2009	As of December 31, 2008
Financial Data (in thousands):
Cash and cash equivalents	$141,529	$164,528
Accounts receivable, net	$204,251	$202,843
Property and equipment, net	$608,831	$638,941

Accounts payable	$58,904	$89,465
Other accrued expenses	$126,292	$140,424
Current portion of long-term debt and capital lease obligations	$6,527	$14,258
Long-term debt and capital lease obligations	$921,852	$916,575

Operating Data

Geographic markets served (1)	84	80

Number of switches deployed	122	118

Total digital T1 transmission lines installed (2)	225,675	215,768

Total access line equivalents installed (2) (3)	5,834,480	5,669,614

Total employees	3,663	3,685

(1) In the top 100 metropolitan statistical areas

(2) The number of lines as of December 31, 2008 have been adjusted to reflect consistent application of the PAETEC reporting methodology. The digital T1 transmission lines and access line equivalents as of December 31, 2008 include 47,408 digital T1 transmission lines, or 1,137,792 access line equivalents, representing high capacity transmission lines acquired through the McLeodUSA merger reported on a basis consistent with the PAETEC methodology.

(3) Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.